Exhibit 99.2

Michael Williams

Michael Williams is a three-time Emmy-nominated entertainment and technology executive, producer and entrepreneur whose career has unfolded at the leading edge of live media. For nearly three decades, he has built and led ventures spanning live-event production, music, professional sports, streaming media and immersive technology - bringing together creative talent, global brands and emerging platforms to redefine how audiences experience entertainment.

Mr. Williams’ production portfolio encompasses hundreds of live and digitally distributed events, including work associated with the International Olympic Committee, NBA All-Star halftime productions, Executive Producer of the live stream for such Festivals as Bottlerock in Napa California, Junkanoo Festival in Nassau Bahamas ,TikTok and more recently Lockwood Hotels in conjunction with Universal Music Hotels. His projects and ventures have involved some of the world’s most recognized recording artists, including Snoop Dogg, Beyonce, H.E.R., Alicia Keys, Kings of Leon, Daughtry, Imogen Heap and David Archuleta. Across these productions, he has consistently combined cultural relevance, large-scale execution and new technology to expand the relationship between artists and their audiences.

Long before livestreaming became a foundation of the global media business, Mr. Williams recognized its potential to transform entertainment. He helped pioneer, develop and commercialize early interactive concert and digital-distribution models. A strategic alliance with Nielsen Holdings led to the launch of BillboardLive.com, presenting innovative, multi-camera online concert experiences featuring internationally recognized artists. Mr. Williams also worked with Microsoft during the development and commercial introduction of Silverlight, alongside technology providers including iStreamPlanet and Akamai, to advance scalable live-video delivery across internet-connected devices.

Among his early artist-facing initiatives was his work with Snoop Dogg during the emergence of digital video and direct-to-fan media. That combination of cultural instinct and technological foresight has remained a defining feature of Mr. Williams’ career. His work has also included strategic relationships and initiatives involving Microsoft, Sony, Extra, Billboard, and other leading media, technology and entertainment organizations.

Today, Mr. Williams is Chairman and Chief Executive Officer of MWP Entertainment Group, LLC (“MWPEG”), the successor enterprise to media and technology ventures he has founded. MWPEG develops and produces live, experiential and digitally distributed entertainment while building new applications for artificial intelligence, extended reality, holographic performance and next-generation media platforms.

Mr. Williams is also a co-owner of Musion 3D and leads its U.S. operations, supporting the expansion and commercialization of holographic performance, telepresence and immersive-entertainment technologies. He previously served as Chairman of the NFL Alumni Las Vegas.

Chapter and brings extensive experience in corporate strategy, business development, intellectual property, strategic partnerships, technology commercialization and entertainment finance.

Throughout his career, Mr. Williams has demonstrated an uncommon ability to identify where culture, technology and commerce are moving and to build the partnerships and platforms capable of meeting them there. He brings the experience of a proven operator, the instincts of a producer and the ambition of an entrepreneur who believes the most consequential evolution of entertainment is still ahead.